Consent of Director Nominee

Maris-Tech Ltd. is filing a Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the initial public offering of Ordinary Shares of Maris-Tech Ltd. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Maris-Tech Ltd. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/S/

Name: Naama Falach Avrahamy